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THE PEP BOYS - MANNY, MOE & JACK AND SUBSIDIARIES                                     Exhibit 11 - Computation of Earnings per Share

                                                                              (in thousands, except per share data)
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Fiscal Year                                                       1995          1994           1993           1992           1991
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
(a) Earnings before cumulative effect of change
    in accounting principle.................................   $81,494       $80,008         $65,512        $54,579        $38,872

    Adjustment for interest on $86,250, 4%
    convertible subordinated notes, net of income
    tax effect..............................................     2,200             -               -              -              -

(b) Cumulative effect of change in accounting principle.....         -        (4,300)              -              -              -

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(c) Adjusted net earnings...................................  $ 83,694       $75,708         $65,512        $54,579        $38,872

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    Average number of common shares outstanding
     during the year........................................    59,581        59,252          60,805         59,297         55,675

    Common shares assumed issued upon conversion of
     4% convertible subordinated notes......................     2,104             -               -              -              -

    Common shares assumed issued upon exercise
     of dilutive stock options, net of assumed
     repurchase, at the average market price,
     using the treasury stock method (1)....................       903         1,313           1,086          1,339            819

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(d) Average number of common shares outstanding
     during the year........................................    62,588        60,565          61,891         60,636         56,494

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(e) Earnings per share before cumulative effect of
     change in accounting principle (a/d)                      $  1.34       $  1.32        $   1.06        $   .90        $   .69
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(f) Cumulative effect of change in accounting principle (b/d)        -          (.07)              -              -              -

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(g) Net earnings per share (c/d)                               $  1.34       $  1.25         $  1.06         $  .90         $  .69

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
(1) The number of shares assumed issued upon exercise of dilutive stock options is essentially the same for fully diluted earnings per share.
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